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                                                            EXHIBIT (10)(iii)(A)


                  COMPENSATION OF NON-EMPLOYEE DIRECTORS POLICY
                      RESTATED AS IN EFFECT JANUARY 1, 1999


A. Each Director of Houghton Mifflin Company who is not an employee shall receive compensation from the Company with respect to each calendar year in amounts and payable as follows:

     1. A retainer of $10,000 per year, payable in cash quarterly during the year of service. With respect to Directors who have retired, resigned or been elected during the year, the retainer shall be prorated based on the portion of the year served as a Director.

          In addition to the retainer, each Director shall receive $700 for attendance at each Board meeting; Directors who serve on Board committees shall receive $500 for each Committee meeting attended; Directors who are committee chairmen shall receive an additional $2,500 annual retainer; and Directors who are members of the Executive Committee shall receive an additional annual retainer of $4,000 in lieu of fees for attendance at Executive Committee meetings.

          A Director may elect to receive a whole number of shares of common stock of the Company equal in value to all or any part of his or her annual retainer and meeting fees in place of payment in cash. The election must be made in writing and delivered to the Compensation & Nominating Committee before the beginning of the calendar year in which the retainer fee is earned, and becomes irrevocable on the last day prior to the beginning of that calendar year. Any election shall continue and apply to subsequent calendar years until terminated or modified by written notice delivered to the Committee. A notice of termination or modification will be effective as of the end of the calendar year in which the notice is delivered, and shall apply to retainer and meeting fees payable in subsequent years. Any shares to be delivered pursuant to such an election shall be delivered quarterly, and shall be valued at the closing price per share of Company stock as reported by the New York Stock Exchange on the last business day of each calendar quarter. The value of fractional shares shall be paid in cash.

     2. 1,000 shares of Company stock. The shares shall be issued at their closing market value on the day before the regularly scheduled meeting of the Board in the month of January of the following year. With respect to Directors who have retired, resigned or been elected during the year, the number of shares shall be prorated based on the portion of the year served as a Director.

     3. Options to purchase 2,000 shares of Company stock to be issued at the closing market value on the day before the regularly scheduled meeting of the Board in the month of January of the year of service.



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B.   All or a portion of the compensation payable under A.1 above may be deferred at the option of each Director pursuant to a Deferred Compensation Agreement with the Company.

C. As an element of the compensation of Directors who are not employees of Houghton Mifflin Company, such Directors shall receive the following retirement and/or death benefit after leaving service as a Director:

     1. The benefit shall be an amount equal to 1.5 times the regular quarterly cash retainer in effect at the time of the Director's departure from the Houghton Mifflin Company Board of Directors, payable for a number of quarters equal to the number of quarters (or fraction thereof) for which the Director served as a regular Director of the Company. The benefit will be paid quarterly to coincide with the quarterly retainer fee payments to active Directors.

     2. The benefit shall be payable only to outside Directors who leave service without having been removed for cause.

     3. No benefit will be paid to a former Director who, without the consent of Houghton Mifflin Company, is engaged in or affiliated with any business entity or activity which directly or indirectly competes with Houghton Mifflin Company or any of its subsidiaries.

     4. For a Director who retires or resigns from the Board, the benefit shall be payable commencing upon the later of (a) the date of the Director's departure from the Board or (b) the date the Director becomes 65 years of age. The Compensation & Nominating Committee may, in its discretion, make the benefit payable at such earlier date and with such commuted value adjustment, if any, as the Committee may determine.

     5. If a Director dies in service, before commencement of payment of the benefit, or before completion of all payments due, the retirement benefit shall be paid in quarterly payments, commencing immediately, to the Director's designated beneficiary or, if none, to the Director's estate in one lump sum with such commuted value adjustment, if any, as the Committee may determine.

     6. Accrued and unpaid benefits under this plan will be an unfunded and unsecured obligation of Houghton Mifflin Company. The Board of Directors may amend, suspend, or terminate this retirement plan or any benefit under it at any time, but no amendment, suspension, or termination shall, without the consent of a Director, impair the rights of the Director in any benefits theretofore accrued under the plan.